Exhibit 99.3

                 Amerada Hess - 3rd Quarter 2005 Conference Call

                            Comments by John O'Connor

As with other operators in the Gulf of Mexico we continue to make progress recovering from the effects of the two storms. Katrina destroyed our shore base at Venice, LA and severely damaged production facilities in the Main Pass / Breton Sound area which had been producing four thousand barrels of oil equivalent per day.

Hurricane Rita did not harm our production facilities, but we have been impacted by the damage to downstream gathering and processing infrastructure. We are grateful however, that none of our people were injured.

Overall, the hurricane related reduction to third quarter production averaged nine thousand barrels of oil equivalent per day. Hurricane related production effects will continue into the fourth quarter which may cause as much as an average of 17 thousand barrels of oil equivalent per day to be deferred.

The third quarter is typically a period of intense maintenance activity in the North Sea and West of Shetlands. This year was no exception. However, several partner-operated turnarounds took longer than expected, the net effect of which was a deferral of some five thousand barrels per day for the quarter. In addition, the fire on BP's Schiehallion facility in July resulted in a deferral of some four thousand barrels per day of production during the third quarter.

In the fourth quarter, a major turnaround is now scheduled at the Schiehallion Field. This, together with a number of short-term facilities issues in the region will likely lower production by an additional 10 thousand barrels of oil equivalent per day. At the Malaysia-Thailand JDA, the buyers of the gas remain in the commissioning phase with their onshore gas plant. While the gas is contracted with take-or-pay agreements, thus keeping us whole economically, we are reducing our production forecast for the fourth quarter by 12 thousand barrels of oil equivalent per day.

In consideration of these issues, we have revised our fourth quarter production forecast to 320-330 thousand barrels of oil equivalent per day.

In addition to production, the hurricanes have impacted rig availability and thus the timing of our Gulf of Mexico wildcat program. Ouachita and Barossa are now scheduled to spud near year-end, and Turtle Lake in mid-2006. The Pony well, however, remains on schedule for a November spud and will take 100-120 days to reach TD (total depth).

I will now turn the call over to John Rielly.